SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Schedule 13G

Amendment No.1

Under the Securities Exchange Act of 1934

Evergreen Media Corporation
(Name of Issuer)

Class A Common Stock
(Title of Class of Securities)

300248101
(CUSIP Number)

Check the following box if a fee is being paid with this statement.
(  )
The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section
18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.



CUSIP No.
300248101

1)  Names of Reporting Person

Lehman Brothers Holdings Inc.
S.S. or I.R.S. Identification No. of Above Person

13-3216325


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        552,887

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        552,887

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        552,887

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     6.42%



12)  Type of Reporting Person

HC/CO
CUSIP No.
300248101

1)  Names of Reporting Person

Lehman Brothers Inc.
S.S. or I.R.S. Identification No. of Above Person

13-2518466


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        9,049

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        9,049

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        9,049

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     0.10%



12)  Type of Reporting Person

BD
CUSIP No.
300248101

1)  Names of Reporting Person

LB I Group Inc.
S.S. or I.R.S. Identification No. of Above Person

13-2741778


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        199,546

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        199,546

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        199,546

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     2.32%



12)  Type of Reporting Person

HC/CO/OO
CUSIP No.
300248101

1)  Names of Reporting Person

Lehman Brothers Merchant Banking Portfolio Partnership L.P.
S.S. or I.R.S. Identification No. of Above Person

13-354405


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        199,546

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        199,546

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        199,546

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     2.32%



12)  Type of Reporting Person

PN

CUSIP No.
300248101

1)  Names of Reporting Person

Lehman Brothers Offshore Partners Ltd.
S.S. or I.R.S. Identification No. of Above Person



2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Bermuda

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        208,760

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        208,760

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        208,760

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     2.42%



12)  Type of Reporting Person

CO

CUSIP No.
300248101

1)  Names of Reporting Person

Lehman Brothers Offshore Investment Partnership--Japan L.P.
S.S. or I.R.S. Identification No. of Above Person



2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Bermuda

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        155,076

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        155,076

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        155,076

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     1.80%



12)  Type of Reporting Person

PN

CUSIP No.
300248101

1)  Names of Reporting Person

Lehman Brothers Offshore Investment Partnership L.P.
S.S. or I.R.S. Identification No. of Above Person



2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Bermuda

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        53,684

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        53,684

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        53,684

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     0.62%



12)  Type of Reporting Person

PN

CUSIP No.
300248101

1)  Names of Reporting Person

Lehman Brothers Capital Partners II, L.P.
S.S. or I.R.S. Identification No. of Above Person

13-354406

2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        135,532

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        135,532

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        135,532

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     1.57%


12)  Type of Reporting Person

PN

Item 1(a).  Name of Issuer: Evergreen Media Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:

            433 East Las Colinas Boulevard
            Irving, Texas 75039

Item 2(a).  Name of Person Filing:

Lehman Brothers Holdings Inc.
Lehman Brothers Inc.
LB I Group Inc.
Lehman Brothers Offshore Partners Ltd.
Lehman Brothers Merchant Banking Portfolio Partnership L.P.
Lehman Brothers Offshore Investment Partnership L.P.
Lehman Brothers Capital Partners II, L.P.
Lehman Brothers Offshore Investment Partnership--Japan L.P.

Item 2(b).  Address of Principal Business Office:

            3 World Financial Center
            New York, NY  10285

Item 2(c).  Citizenship or Place of Organization:

See Item 4 of cover pages

Item 2(d).  Title of Class of Securities:

Class A Common

Item 2(e).  CUSIP Number:

            300248101

Item 3.  Information if statement is filed pursuant to Rules
13d-1(b) or 13d-2(b):

Not Applicable


Item 4.  Ownership

(a)  Amount Beneficially Owned as of:  December 31, 1994

See Item 9 of cover pages

(b)  Percent of Class:

See Item 11 of cover pages

(c)  Number of shares as to which such person has:

(i)  sole power to vote or to direct the vote

(ii)  shared power to vote or to direct the vote

(iii)  sole power to dispose or to direct the disposition

(iv)  shared power to dispose or to direct the disposition

See Items 5-8 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

Not Applicable.


Item 6.  Ownership of More than Five Percent on Behalf of Another
Person

Not Applicable.


Item 7. Identification and Classification of the Subsidiary which
Acquired the Security being reported on by the Parent Holding
Company

See Item 2(a)


Item 8.  Identification and Classification of Members of the
Group

Not Applicable.


Item 9.  Notice of Dissolution of Group

Not Applicable.
Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.


Dated:  December 31, 1994


LEHMAN BROTHERS HOLDINGS INC.

By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Vice President
       Assistant Secretary

LEHMAN BROTHERS INC.

By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Senior Vice President
       Secretary

LB I GROUP INC.

By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Secretary


LEHMAN BROTHERS OFFSHORE PARTNERS LTD.

By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Authorized Representative


LEHMAN BROTHERS MERCHANT BANKING PORTFOLIO PARTNERSHIP L.P.

By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Authorized Representative

LEHMAN BROTHERS OFFSHORE INVESTMENT PARTNERSHIP--JAPAN L.P.

By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Authorized Representative


LEHMAN BROTHERS OFFSHORE INVESTMENT PARTNERSHIP L.P.

By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Authorized Representative

















































ldm/evergre.13g
                                                Attachment No.1


SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Schedule 13G


Under the Securities Exchange Act of 1934

Evergreen Media Corporation
(Name of Issuer)

Class A Common Stock
(Title of Class of Securities)

300248101
(CUSIP Number)

Check the following box if a fee is being paid with this statement.
(X)
The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section
18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.



CUSIP No.
300248101

1)  Names of Reporting Person

Lehman Brothers Group Inc.
S.S. or I.R.S. Identification No. of Above Person

13-329783


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        544,624

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        544,624

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        544,624

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     6.31%



12)  Type of Reporting Person

HC/OO

CUSIP No.
300248101

1)  Names of Reporting Person

Lehman Brothers Holdings Inc.
S.S. or I.R.S. Identification No. of Above Person

13-3216325


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        543,838

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        543,838

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        543,838

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     6.31%



12)  Type of Reporting Person

HC/CO
CUSIP No.
300248101

1)  Names of Reporting Person

Lehman Brothers Merchant Banking Partners Inc.
S.S. or I.R.S. Identification No. of Above Person

13-3488677


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        199,546

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        199,546

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        199,546

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     2.32%



12)  Type of Reporting Person

CO


CUSIP No.
300248101

1)  Names of Reporting Person

Lehman Brothers Merchant Banking Portfolio Partnership L.P.
S.S. or I.R.S. Identification No. of Above Person

13-354405


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        199,546

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        199,546

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        199,546

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     2.32%



12)  Type of Reporting Person

PN

CUSIP No.
300248101

1)  Names of Reporting Person

Lehman Brothers Offshore Partners Ltd.
S.S. or I.R.S. Identification No. of Above Person



2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Bermuda

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        208,760

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        208,760

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        208,760

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     2.42%



12)  Type of Reporting Person

CO

CUSIP No.
300248101

1)  Names of Reporting Person

Lehman Brothers II Investment Inc.
S.S. or I.R.S. Identification No. of Above Person

13-3484510


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        135,532

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        135,532

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        135,532

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     1.57%



12)  Type of Reporting Person

CO
CUSIP No.
300248101

1)  Names of Reporting Person

Lehman Brothers Capital Partners II, L.P.
S.S. or I.R.S. Identification No. of Above Person

13-354406

2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        135,532

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        135,532

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        135,532

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     1.57%


12)  Type of Reporting Person

PN
CUSIP No.
300248101

1)  Names of Reporting Person

Lehman Brothers Offshore Investment Partnership--Japan L.P.
S.S. or I.R.S. Identification No. of Above Person



2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Bermuda

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        155,076

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        155,076

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        155,076

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     1.80%



12)  Type of Reporting Person

PN

CUSIP No.
300248101

1)  Names of Reporting Person

Lehman Brothers Offshore Investment Partnership L.P.
S.S. or I.R.S. Identification No. of Above Person



2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Bermuda

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        53,684

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        53,684

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        53,684

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     0.62%



12)  Type of Reporting Person

PN

CUSIP No.
300248101

1)  Names of Reporting Person

Lehman Brothers Inc.
S.S. or I.R.S. Identification No. of Above Person

13-2518466


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        786

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        786

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        786

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     0.00%



12)  Type of Reporting Person

BD


CUSIP No.
300248101

1)  Names of Reporting Person

American Express Company
S.S. or I.R.S. Identification No. of Above Person

13-4922250


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

New York

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        544,624

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        544,624

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        544,624

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     6.31%



12)  Type of Reporting Person

HC/CO
Item 1(a).  Name of Issuer: Evergreen Media Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:

            433 east Las Colinas Boulevard
            Irving, Texas 75039


Item 2(a).  Name of Person Filing:

Lehman Brothers Holdings Inc.
Lehman Brothers Inc.
Lehman Brothers Group Inc.
Lehman Brothers Merchant Banking Partners Inc..
Lehman Brothers Offshore Partners Ltd.
Lehman Brothers Merchant Banking Portfolio Partnership L.P.
Lehman Brothers II Investment Inc.
Lehman Brothers Offshore Investment Partnership L.P.
Lehman Brothers Capital Partners II, L.P.
Lehman Brothers Offshore Investment Partnership--Japan L.P.
American Express Company

Item 2(b).  Address of Principal Business Office:

            American Express Tower
            World Financial Center
            New York, NY  10285

Item 2(c).  Citizenship or Place of Organization:

See Item 4 of cover pages

Item 2(d).  Title of Class of Securities:

Class A Common

Item 2(e).  CUSIP Number:

            300248101


Item 3.  Information if statement is filed pursuant to Rules
13d-1(b) or 13d-2(b):

The person filing this statement is Lehman Brothers Holdings
Inc., a parent holding company in accordance with Section 240.13d-
1(b)(ii)(G).
Item 4.  Ownership

(a)  Amount Beneficially Owned as of:  December 31, 1994

See Item 9 of cover pages

(b)  Percent of Class:

See Item 11 of cover pages

(c)  Number of shares as to which such person has:

(i)  sole power to vote or to direct the vote

(ii)  shared power to vote or to direct the vote

(iii)  sole power to dispose or to direct the disposition

(iv)  shared power to dispose or to direct the disposition

See Items 5-8 of cover pages


Item 5.  Ownership of Five Percent or Less of a Class

Not Applicable.


Item 6.  Ownership of More than Five Percent on Behalf of Another
Person

Not Applicable.


Item 7. Identification and Classification of the Subsidiary which
Acquired the Security being reported on by the Parent Holding
Company

See Exhibit I


Item 8.  Identification and Classification of Members of the
Group

Not Applicable.


Item 9.  Notice of Dissolution of Group

Not Applicable.
Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.


Dated:  December 31, 1994


LEHMAN BROTHERS HOLDINGS INC.

By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Vice President
       Assistant Secretary


LEHMAN BROTHERS INC.

By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Senior Vice President
       Secretary


LEHMAN BROTHERS GROUP INC.

By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Assistant Secretary


LEHMAN BROTHERS OFFSHORE PARTNERS LTD.

By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Authorized Representative


LEHMAN BROTHERS MERCHANT BANKING PORTFOLIO PARTNERSHIP L.P.

By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Authorized Representative

LEHMAN BROTHERS OFFSHORE INVESTMENT PARTNERSHIP--JAPAN L.P.

By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Authorized Representative


LEHMAN BROTHERS OFFSHORE INVESTMENT PARTNERSHIP L.P.

By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Authorized Representative


LEHMAN BROTHERS MERCHANT BANKING PARTNERS INC.

By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Authorized Representative


LEHMAN BROTHERS II INVESTMENT INC.

By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Assistant Secretary


AMERICAN EXPRESS COMPANY

By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Authorized Representative


LEHMAN BROTHERS CAPITAL PARTNERSHIP II, L.P.

By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Authorized Representative

Exhibit Index


Exhibit I      Statement of American Express
EXHIBIT I
to
SCHEDULE 13G
under the
Securities Exchange Act of 1934



American Express Company, 3 World Financial Center, New York, New York disclaims beneficial ownership of the securities referred to in the Schedule 13G to which this exhibit is attached, and the filing of this Schedule 13G shall not be construed as an admission that American Express Company is, for the purpose of Section 13(d)
or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

Pursuant to Rule 13d-1(f)(1) and subject to the preceding disclaimer, American Express Company affirms it is individually eligible to use Schedule 13G and agrees that this Schedule is filed on its behalf, and authorizes the President, any Vice President, the Comptroller, the Secretary, and the General Counsel or any Associate General Counsel, each with power to act singly, of each subsidiary of American Express Company making this filing to sign this statement on behalf of American Express Company.


AMERICAN EXPRESS COMPANY



     /s/ Stephen P. Norman
By:-------------------------
Name:  Stephen P. Norman
Title: Secretary



























ldm/evergre.13g